PROSPECTUS SUPPLEMENT NO. 3 FILED
                                                     PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-58665



                             SELLING SECURITYHOLDERS

        The holders listed below and the beneficial owners of the TECONS and their transferees, pledgees, donees or other successors, identified in further supplements to this prospectus, are the selling securityholders under this prospectus. The following table includes, as of a recent practicable date, the selling securityholders and the respective number of TECONS owned by each selling securityholder that may be offered pursuant to this prospectus. Such information has been obtained from the selling securityholders, DTC and/or the property trustee.


                         Selling Securityholder                             Number of TECONS
Alpine Associates......................................................               75,000
Argent Classic Convertible Arbitrage Fund L.P..........................              116,800
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P................              155,000
Bankers Trust Trustee for Chrysler Corp. Emp #1 Pension Plan dated 4/1/89             49,000
Bear, Stearns & Co.....................................................               20,000
BNP Arbitrage SNC......................................................               20,000
Bond Fund Series-Oppenheimer Convertible Securities Fund...............              160,000
BT Holdings (New York) Inc.............................................               51,000
CIBC World Markets (International) Corp................................               62,000
Chase Manhattan NA Trustee For IBM Corp. Retirement Plan Trust dated
    12/18/45...........................................................               82,800
Forest Alternative Strategies Fund B-3.................................                3,000
Forest Global Convertible Fund A-3.....................................                1,785
Forest Greyhound.......................................................                2,600
Forest Performance Fund LP.............................................                9,400
Franklin Investor Securities Trust - Franklin Convertible Securities Fund             40,000
Franklin & Marshall College............................................                3,900
Highbridge Capital Corporation.........................................              125,000
Jefferies & Company, Inc...............................................              130,000
Mainstay Convertible Fund..............................................               95,000
McMahan Securities Company, L.P........................................                1,200
Morgan Stanley Dean Witter Convertible Securities Trust................               30,000
Paloma Securities L.L.C................................................              130,000
Q Investments, L.P.....................................................               24,750
R2 Investments, LDC....................................................               20,250
State Street Bank Custodian for GE Pension Trust.......................               25,800
Teachers Insurance & Annuity Association of America....................              100,000
The Northwestern Mutual Life Insurance Company.........................              100,000(1)
All other beneficial holders...........................................            1,005,715
Total                                                                              2,640,000
                                                                                   =========

----------------
(1) Includes 5,000 TECONS held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

        None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. None of the selling securityholders, other than BNP Arbitrage SNC which owns 4,100 shares, and Mainstay Convertible Fund which owns 3,700 shares, owns any shares of common stock. Our registration of the TECONS, the junior subordinated debentures and the common stock issuable upon conversion of the TECONS does not necessarily mean that the selling shareholders will sell all or any of these securities. Because the selling securityholders may offer all or some portion of the TECONS, the junior subordinated debentures or the common stock issuable upon conversion of the TECONS, we cannot estimate the amount of the TECONS, the junior subordinated debentures or the common stock issuable upon conversion of the TECONS that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their TECONS, since the date on which they provided the information regarding their TECONS, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

        Only selling securityholders identified above who beneficially own the offered securities set forth opposite each such selling securityholder's name in the preceding table may sell such offered securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the TECONS and/or the junior subordinated debentures or common stock issuable upon conversion of the TECONS by any securityholder not identified above, we will supplement this prospectus to include the name and number of shares beneficially owned by the selling securityholder intending to sell such TECONS and/or common stock, and the number of TECONS and/or shares of common stock to be offered. If necessary, we will disclose in a prospectus supplement any other required information about any of the selling securityholders.